EXHIBIT 23.3
CONSENT OF INDEPENDENT AUDITORS

The Members
ADA-ES, Inc.
NexGen Refined Coal, LLC
GSFS Investments I Corp; and

The Board of Managers
Tinuum Group, LLC:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Advanced Emissions Solutions, Inc., of our report dated March 4, 2022, relating to the consolidated financial statements of Tinuum Group, LLC (which report expresses an unqualified opinion and includes an emphasis of matter paragraph regarding going concern), appearing in the Annual Report on Form 10-K of Advanced Emissions Solutions, Inc. for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Denver, Colorado
June 30, 2022